Exhibit 99.2

Cynapsus Therapeutics Provides European Clinical Update for APL-130277
for the Treatment of OFF Episodes in Patients with Parkinson's Disease

-- Company plans to initiate pivotal program in fourth quarter –

-- Webcast with accompanying slides to discuss program tomorrow at 7:30 a.m. Eastern time --

TORONTO – July 18, 2016 – Cynapsus Therapeutics Inc. (NASDAQ: CYNA) (TSX: CTH), a specialty central nervous system (CNS) pharmaceutical company developing and preparing to commercialize a fast-acting, easy-to-use, sublingual thin film for the on-demand management of debilitating OFF episodes associated with Parkinson’s disease (PD), today provided an update on its European clinical plan following meetings with regulatory authorities. Agreement with the EMA has been reached on the design, duration and size for the clinical studies as well as the endpoints. Based on this, Cynapsus plans to initiate a pivotal clinical program evaluating the safety and efficacy of APL-130277 in PD patients in the fourth quarter of 2016.

Current European Clinical Trial Plan:

•	Expect to conduct an active comparator study with sub-cutaneous apomorphine
•	Up to 80 patients will be randomized in a 4-week open label crossover study
•	Functional endpoints will be assessed and will include the duration of ON, preference and ease-of-use of APL-130277, the use of patient diaries, and tolerability of APL-130277
•	The use of an anti-emetic should be limited during the study
•	Based on current trial timing, the European clinical trial is expected to commence in the fourth quarter of 2016

“We are pleased with the outcome of our meeting with the European regulatory authorities and appreciate the collaborative process that led to the agreed upon design of the study,” said Anthony Giovinazzo, President and CEO of Cynapsus. “We better understand the EMA’s guidance on the safety and efficacy requirements for the clinical study for the use of APL-130277 in patients with PD. Furthermore, we are pleased that the design takes into account that the effect of apomorphine is well-established and the benefit of a sublingual application is apparent. We look forward to continuing to work closely with the European regulatory authorities to complete this study.”

About Parkinson’s Disease and OFF Episodes

The European Parkinson's disease Association estimates that 1.2 million people have PD in the European Union. More than 1 million people in the U.S. and an estimated 4 to 6 million people worldwide suffer from PD. It is a chronic, progressive neurodegenerative disease characterized by motor symptoms, including tremor at rest, rigidity and impaired movement, as well as significant non-motor symptoms, including cognitive impairment and mood disorders. PD’s prevalence is increasing with the aging of the population. OFF episodes are a complication of the disease. An estimated one quarter to one half of all people with PD whose symptoms are otherwise managed with ongoing drug therapy experience OFF episodes at least once daily and up to six times daily, with each episode lasting between 30 and 120 minutes.

About Apomorphine

Apomorphine is the only drug approved for acute, intermittent treatment of OFF episodes for advanced PD patients, but is currently only approved as a subcutaneous injection in the United States, which can be painful and difficult to administer, particularly while suffering an OFF episode.

Cynapsus’ APL-130277 product candidate is a sublingual formulation of apomorphine for the treatment of OFF episodes. If approved, APL-130277 will provide patients with a convenient and easy alternative to multiple daily injections.

Conference Call and Webcast

Cynapsus management will host an analyst meeting and live webcast with accompanying slides to discuss these findings tomorrow at 7:30 a.m. Eastern time. To view the live webcast, visit the Investor Relations section of the Company’s website at www.cynapsus.ca.

A replay of the webcast will be available 2 hours after completion of the meeting, and archived for 90 days on the Company's website at www.cynapsus.ca in the Investor Relations section.

About Cynapsus

Cynapsus is a specialty CNS pharmaceutical company developing and preparing to commercialize a fast-acting, easy-to-use, sublingual thin film for the on-demand management of debilitating OFF episodes associated with PD. The Company has successfully completed a Phase 2 clinical trial for its product candidate, APL-130277, a sublingual formulation of apomorphine hydrochloride, or apomorphine. Apomorphine is the only molecule approved for acute, intermittent treatment of OFF episodes for advanced PD patients, but is currently only approved as a subcutaneous injection in the United States. APL-130277 is a “turning ON” medication designed to rapidly, safely and reliably convert a PD patient from the OFF to the ON state while avoiding many of the issues associated with subcutaneous delivery of apomorphine. It is designed to convert all types of OFF episodes, including morning OFF episodes, often considered the most difficult to treat. Cynapsus has initiated its Phase 3 clinical program for APL-130277, relying on the abbreviated Section 505(b)(2) regulatory pathway in the United States, and the Company intends to submit an NDA in the first half of 2017. For additional company information, please visit our website www.cynapsus.ca. For more information about the Phase 3 studies, including enrollment criteria, please visit the website found here http://cth300and301trials.cynapsus.ca/

Forward-Looking Statements

This announcement contains "forward-looking statements" within the meaning of applicable securities laws, including, without limitation, the Company’s expectation for filing an NDA in the first half of 2017; expectations regarding the Company’s clinical and regulatory activities, including without limitation, the anticipated timing, completion and results of Phase 3 and other clinical studies; and beliefs related to potential benefits, effectiveness and demand for, the Company’s product candidate. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. These forward-looking statements are based on the Company’s current expectations and beliefs and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ from those anticipated in such forward-looking statements as a result of risks and uncertainties, and include, but are not limited to, those factors identified under the caption “Risk Factors” in the Company’s Form 10-Q filed with the United States Securities and Exchange Commission (the “SEC”) on May 11, 2016, and its other filings and reports in the United States with the SEC available on the SEC’s web site at www.sec.gov, and in Canada with the various Canadian securities regulators, which are available online at www.sedar.com. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and the Company has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes or otherwise, except as required by law.

Neither the NASDAQ nor the TSX has approved or disapproved of the contents of this press release.

Contact Information

Company Contact:

Kristen Galfetti

Vice President, Investor Relations

(416) 703-2449 x246

kgalfetti@cynapsus.ca

Media Contact:

Russo Partners LLC

Matt Middleman

(212) 845-4272

matt.middleman@russopartnersllc.com

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